Exhibit 99.1
CONFIDENTIAL — FILED PURSUANT TO
CONFIDENTIALITY AGREEMENT
SUPREME COURT OF THE STATE OF NEW YORK
COUNTY OF WESTCHESTER

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LEVY INVESTMENTS LTD., Individually and	:	Index No. 1011/07
On Behalf of All others Similarly Situated,	:
:
Plaintiff,	:	The Honorable Alan D. Scheinkman, J.S.C.
:
vs.	: :
USI HOLDINGS CORP., DAVID L. ESLICK,	:	AMENDED CLASS ACTION
RONALD E. FRIEDEN, THOMAS A.	:	COMPLAINT
HAYES, L. BEN LYTLE, ROBERT A. SPASS,	:
ROBERT F. WRIGHT, WILLIAM L.	:
ATWELL, and COMPASS ACQUISITION	:
HOLDINGS CORP.,	:
Defendants.	:

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     Plaintiff Levy Investments Ltd. (“Plaintiff), by its attorneys, alleges upon information and belief, except as to any allegation regarding itself which it alleges upon knowledge, as follows:
SUMMARY OF THE ACTION
     1. This is a stockholder class action brought against USI Holdings Corp. (“USI” or the “Company”) and its directors (the “Individual Defendants”), arising out of the proposed acquisition of USI by an entity affiliated with Goldman, Sachs & Co. (“Goldman”), pursuant to which Goldman, with the Individual Defendants’ facilitation, will acquire each share of USI for $17.00 in cash in a going-private transaction that is valued at more than $1 billion (the “Buyout”). However, the consideration that Goldman has offered in connection with the Buyout materially undervalues the Company and does not represent the true value of the stockholders’ shares. Moreover, the Individual Defendants have sought to obtain stockholder approval of the Buyout through materially false and misleading disclosures, including the issuance of a definitive proxy statement (the “Proxy”) that contains numerous omissions and misrepresentations concerning: (i) the Buyout; (ii) the Company’s true value; and (iii) the benefits that the Individual Defendants and other insiders will receive.

CONFIDENTIAL — FILED PURSUANT TO
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     2. In connection with the Buyout, the individual Defendants stand to gain substantial pecuniary and other benefits that differ in nature and degree from the benefits that Plaintiff and the Company’s other public stockholders will receive. Specifically, the Individual Defendants stand to gain millions of dollars in financial benefits, including the automatic vesting of their unvested options to purchase shares of the Company’s common stock and the immediate extinguishment of the restrictions on the restricted shares that they hold. Moreover, certain of the Individual Defendants and other insiders will have an opportunity to make an equity investment in the surviving entity — a condition that the Goldman offer was expressly contingent upon. In addition, certain of the Individual Defendants and other insiders — including David L. Eslick, the Company’s Chairman, President and Chief Executive Officer — will continue their employment with the Company after the consummation of the Buyout. Thus, the Individual Defendants, together with other insiders, will obtain significant benefits simply for continuing their employment with what is the same Company, and will have an opportunity to capitalize on the Company’s growth prospects and future potential, while stockholders, by contrast, will be cashed-out.
     3. Moreover, USI stockholders are being forced to vote on the Buyout without full and complete disclosure of all material facts concerning the Buyout, including the true value of the Company and the inadequacy of the consideration that Goldman has offered, by virtue of the Company’s issuance of the materially false and misleading Proxy. The right to cast a fully informed vote on the sale of the Company is an inviolate right of the Company’s public stockholders, however. Thus, the Individual Defendants have acted, and are acting, contrary to their fiduciary duties to USI’s stockholders, who are not only being misled into believing that the Buyout is fair (when, in reality, it is not), but are also without sufficient information to cast an informed vote.
     4. This conclusion is reinforced by the Company’s own financial advisor, Lazard Freres & Co. LLC (“Lazard”), which has confirmed that the Company’s stock can support a higher price

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CONFIDENTIALITY AGREEMENT
than what Goldman has offered. However, certain of Lazard’s analyses, upon which the Individual Defendants purportedly relied, are inherently flawed in several material respects, as set forth in detail below, and the suspicious revision of one of its analyses — the discounted cash flow (“DCF”) analysis — suggests that it endeavored to make Goldman’s offer seem fair when that is simply not the case. Moreover, Lazard’s conclusion that the Buyout consideration is fair is questionable, insofar as Lazard suffers from irremediable conflicts of interest that rendered it incapable of objectively opining on the fairness of the Buyout to stockholders. In this regard, affiliates of Goldman are significant stockholders of a Lazard affiliate, and Lazard has provided, and continues to provide, certain investment banking and other services to Goldman. This information, however, has not been disclosed to stockholders.
     5. By virtue of the foregoing, the Buyout invokes the “entire fairness” standard of judicial review, which requires the Defendants to prove that the Buyout is fair to the Company’s public stockholders both with respect to the process that the Defendants employed while attempting to consummate the Buyout, and the price that Goldman has offered for the Company’s shares. Here, Defendants conducted an inferior sales process that resulted in the acceptance of Goldman’s equally inferior offer. As such, they failed to engage in a sales process that would ensure that Company stockholders would receive the highest possible price for their shares. They also failed to adequately consider other strategic alternatives, particularly in light of the fact that they expect the Company’s financials to only improve in the future as a result of certain acquisitions that the Company recently made which are anticipated to contribute millions of dollars in revenue to the Company’s bottom-line.
     6. Accordingly, Plaintiff, individually and on behalf of a class of similarly situated public stockholders of USI (the “Class”), seeks to enjoin the consummation of the Buyout so that the Individual Defendants’ breach of their fiduciary duties can be remedied and stockholders can make

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CONFIDENTIALITY AGREEMENT
an informed vote on the Buyout or any comparable transaction. Absent intervention from the Court, however, USI stockholders will be forced to vote for the Buyout without full disclosure of all material information relevant thereto, and risk unknowingly approving a transaction that is not in their best interest.
PARTIES
     7. Plaintiff is, and at all times relevant hereto has been, a stockholder of USI.
     8. Defendant USI is a corporation organized and existing under the laws of the State of Delaware whose principal corporate offices are located at 555 Pleasantville Road Suite 160 South Briarcliff Manor, New York 10510. USI engages primarily in the business of distributing property and casualty, employee health and welfare insurance, financial products, and related consulting and administrative services primarily to small and mid-sized business clients. Having grown through acquisitions, USI is the ninth largest insurance broker in the United States. The Company recently completed the acquisitions of several insurance agencies and books of business which are expected to add $63.9 million of aggregate annualized revenues for the Company. Its common stock publicly trades on the NASDAQ, and, as of February 27, 2007, it had approximately 58,476,786 shares of such stock issued and outstanding.
     9. Defendant Compass Acquisition Holdings Corp. (“Compass”) is a Delaware corporation that was formed solely for the purposes of effectuating the Buyout, and is controlled by certain private equity funds that are sponsored by Goldman. Thus, Compass serves as the vehicle through which Goldman will acquire the Company. At Goldman’s direction, Compass aided and abetted the Individual Defendants’ breaches of fiduciary duty.
     10. Defendant David L. Eslick (“Eslick”) has served as the Company’s Chairman and Chief Executive Officer since January 2002 and as the Company’s President since April 1999. He previously served as the Company’s Chief Operating Officer from July 1998 until December 2002

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and has been one of the Company’s directors since July 1998. He has been employed with the Company since at least January 1997. As of February 27, 2007, Eslick beneficially owned or controlled approximately 757,975 shares, or 1.3%, of the Company’s common stock.
     11. Defendant Robert A. Spass (“Spass”) has been a director of the Company since November 1999. He is a director of, among other things, Universal American Financial Corporation (“Universal American”), and, more importantly, Capital Z Financial Services Partners (“Cap Z”), a significant stockholder of the Company. As of February 27, 2007, Cap Z, or an affiliate, beneficially owned or controlled approximately 9,514,878 shares, or 16.9%, of the Company’s common stock. Because of Spass’ position as a Cap Z director, he is also considered to beneficially own or control Cap Z’s substantial holdings.
     12. Defendant Ronald E. Frieden (“Frieden”) has been a director of the Company since January 2004. He is a Member of the Company’s Audit Committee and, prior to April 2006, was a Member of the Compensation Committee. Frieden was formerly employed at an accounting firm.
     13. Defendant Thomas A. Hayes (“Hayes”) has been a director of the Company since November 2002. He is Chairman of the Company’s Compensation Committee, and, prior to April 2006, was a Member of the Audit Committee. He is currently “of counsel” to a law firm.
     14. Defendant L. Ben Lytle (“Lytle”) has been a director of the Company since May 2003. Specifically, Lytle is the Company’s Presiding Director, Chairman of the Company’s Nominating and Governance Committee and a Member of the Compensation Committee. He is a consultant to a healthcare company.
     15. Defendant Robert F. Wright (“Wright”) has been a director of the Company since November 2002. He is Chairman of the Company’s Audit Committee and a Member of the Nominating and Governance Committee. He is also a director of Universal American, with Spass.

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He has been President and Chief Executive Officer of Robert F. Wright Associates, Inc. since 1988, and, prior to that, was employed at an accounting firm.
     16. Defendant William L. Atwell (“Atwell”) has been a director of the Company since March 2006, and is a Member of the Company’s Audit Committee. He is the managing director of a consulting firm.
     17. Defendants Eslick, Frieden, Hayes, Lytle, Spass, Wright, and Atwell are sometimes collectively referred to herein as the “Individual Defendants,” and, with USI and Goldman, as the “Defendants.” As officers and/or directors of the Company, the Individual Defendants owe the highest fiduciary duties of good faith, loyalty, fair dealing, due care, and candor to Plaintiff and the other members of the Class.
SUBSTANTIVE ALLEGATIONS
     18. On October 24, 2006, USI issued a press release announcing its preliminary third quarter financial results and disclosing that it had received an “indication of interest” from a private equity firm to acquire all of the outstanding stock of the Company. The press release further provided that the Company had formed a special committee (the “Special Committee”) of directors to review the proposal. Immediately prior to this announcement, shares of USI had closed at $ 14.78 per share and, following this announcement, closed the next trading day at $15.97 per share.
     19. Then, on January 16, 2007, USI issued a press release announcing that it had entered into a definitive merger agreement (the “Merger Agreement”) pursuant to which it agreed to be acquired by a Goldman affiliate for approximately $1.4 billion in cash, or $17.00 per share. The press release also indicated that the Company’s Board, on the recommendation of the Special Committee, has approved the Buyout, and that the Board will recommend to the Company’s stockholders that that they should approve it as well. The Buyout is expected to close during the

CONFIDENTIAL — FILED PURSUANT TO
CONFIDENTIALITY AGREEMENT
second quarter of 2007. Immediately prior to this announcement, shares of USI had closed at $ 15.55 per share and, following this announcement, closed at $16.55 per share, an increase of 6%.
     20. Prior to the announcement of the Buyout, USI’s stockholders were on the verge of reaping the rewards from the Company’s acquisition of several companies that are expected to generate $63.9 million of aggregate annualized revenues for the Company, thereby benefiting its stockholders. The Individual Defendants, together with other insiders, had different intentions: they sought to secure for themselves substantial pecuniary and other benefits, together with continued employment with the Company, in exchange for directing the Company into Goldman’s hands.
The Purported Sales Process
     21. As disclosed in the Proxy, the Company’s narrowly-focused search for a buyer began with a May 2006 expression of interest from a prospective financial buyer that is anonymously referred to in the Proxy as “Sponsor A.” At that time, Sponsor A contacted Eslick to inquire about potentially acquiring the Company. In June 2006, after Sponsor A communicated a more definitive proposal to acquire the Company, the Board formed the Special Committee — consisting of Atwell, Frieden, Hayes, Lytle and Wright — purportedly to consider not only Sponsor A’s proposal but also “proposals from other potential buyers.”
     22. In July 2006, the Special Committee engaged Lazard as its financial advisor. In August 2006, Lazard “reviewed” potential alternative acquirers of the Company but the Special Committee decided not to contact them at that time.
     23. As of September 2006, the Special Committee had decided not to pursue any strategic acquirers, but authorized its advisors to contact five financial sponsors that Lazard had identified, in addition to Sponsor A. Those sponsors entered into confidentiality agreements that enabled them to conduct due diligence on the Company, and to discuss such information with any potential lenders

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that could finance an acquisition. The Special Committee also agreed to permit Cap Z to explore the possibility of making an equity investment in any acquisition of the Company.
     24. In early-October 2006, Sponsor A and two of the other financial sponsors each submitted preliminary indications of interest. The sponsors, however, refused to submit different or higher bids after the Special Committee inexplicably requested them to submit their “best proposals” shortly after the submission of their preliminary indications of interest, and without any further due diligence.
     25. At an October 19, 2006 meeting, Lazard informed the Special Committee that Goldman had expressed an interest in exploring a “potential transaction” between certain of its private equity funds and the Company. The Proxy, however, does not disclose how Goldman knew that the Company was for sale, particularly since the Company did not announce the sales process until October 24, 2006.
     26. After the announcement, Lazard advised the Special Committee that it had facilitated discussions with three potential strategic buyers. The Special Committee permitted Goldman and the three strategic buyers to participate in the process, but limited the due diligence materials that were available to the strategic buyers.
     27. Goldman, which was provided with access to all of the materials, ultimately submitted a bid to acquire the Company for between $17.00 and $19.00 per share.
     28. In contrast, however, three strategic buyers, including one that entered and exited the process in November 2006 (which also received limited access to due diligence materials), decided not to submit proposals. All three of these strategic buyers cited concerns related to achieving certain cost savings and synergies in connection with an acquisition. The only strategic buyer that made an indication of interest to purchase the Company, “Strategic Company A,” proposed a range of $16.00 to $18.00 per share, in a cash and stock transaction in equal proportions. However, it later

CONFIDENTIAL — FILED PURSUANT TO CONFIDENTIALITY AGREEMENT
also withdrew from the process, citing “integration risks associated with the acquisition of the Company.”
     29. On December 19, 2006, after the last strategic buyer had withdrawn from the process, Goldman submitted a final bid of $17.00, subject to further due diligence.
     30. On January 15, 2007, Lazard rendered an opinion that the consideration offered by Goldman was fair, from a financial point of view, to the Company’s stockholders, and the Special Committee recommended that the Board approve the Company’s entry into the Merger Agreement. The Board executed the Merger Agreement that same day.
     31. In a preliminary proxy statement that the Company issued on or about February 14, 2007, the Board formally announced its recommendation that stockholders vote in favor of the Buyout, reaffirming that recommendation in the definitive form of that proxy (the Proxy) on or about March 1, 2007.
Material Information Concerning the Buyout
Is Omitted from the Proxy
     32. As set forth below in detail, the Proxy omits material information about the Buyout that must be rectified before USI stockholders will be able to cast a fully informed vote on the Buyout. These disclosure issues raise serious concerns about the manner in which the Individual Defendants determined to pursue the Buyout, as well as whether the Buyout is truly in the stockholders’ best interests. With the Proxy in its final form, however, it is highly unlikely that USI will correct any of these deficiencies prior to a stockholder vote without the Court’s intervention. Thus, absent the Court’s involvement, stockholders will be forced to cast an uninformed vote on the Buyout — a transaction that benefits the Individual Defendants and Goldman, to the detriment of Plaintiff and the Class.

CONFIDENTIAL — FILED PURSUANT TO CONFIDENTIALITY AGREEMENT
     33. A glaring omission in the Proxy is the manner in which Goldman entered the sales Process. The Proxy indicates that at an October 19, 2006 meeting, Lazard informed the Special Committee that Goldman had expressed an interest in exploring a “potential transaction” between certain of its private equity funds and the Company. The Proxy, however, does not disclose how Goldman knew that the Company was for sale — an omission that is all the more glaring given the fact that potential buyers were specifically targeted, and the process was strictly confidential, to that point. In fact, the Proxy indicates that the Company did not announce the sales process until October 24, 2006, and even then, merely as a disclosure that was incidental to the “early announcement of its preliminary third quarter earnings . . . .”
     34. In contrast to this representation, however, an internal document that Lazard prepared expressly confirms that the Individual Defendants disclosed the process at that time in order to make Goldman’s involvement appear legitimate. That document provides, in pertinent part, as follows:
Based on concerns that the market may have become aware of the process, USI issued a press release on October 24, 2006, disclosing the formation of the Special Committee to review “an indication of interest from a private equity firm . . . and consider all of the Company’s options.” [Emphasis added.]
     35. Stockholders should know how Goldman entered the process — a fact that the Individual Defendants thought was material enough to issue a press release specifically about it, and one that is all the more significant because the Individual Defendants ultimately accepted Goldman’s offer.
     36. The Proxy also fails to set forth the specific terms of any of the proposals that prospective buyers other than Goldman submitted, including whether any of those proposals contemplated equity participation by management or a large Company stockholder, such as Cap Z (a controlling stockholder that actually engaged in negotiations with Goldman in an effort to secure such an interest).

CONFIDENTIAL — FILED PURSUANT TO CONFIDENTIALITY AGREEMENT
     37. More importantly, however, the Proxy fails to disclose that Goldman’s final offer of $17.00 per share specifically contemplated an “[a]greement with USI management on [an] equity participation plan before signing” — a fact that is only revealed in a confidential document that Lazard prepared in connection with the Buyout. [Emphasis added.] Thus, not only had Goldman anticipated providing USI’s executives (including Eslick) with an equity interest in the Company in connection with the Buyout, but Goldman’s offer was expressly contingent upon such an arrangement. Stockholders are entitled to know this information — material information that the Individual Defendants (including Eslick) — have conspicuously withheld.
     38. The Proxy further fails to adequately disclose the criteria that Lazard used to select the financial or strategic buyers that it contacted on behalf of the Special Committee. Similarly, aside from setting forth vague and ambiguous reasons, the Proxy does not adequately explain the factors that the Special Committee considered when it decided not to contact strategic buyers in September 2006. This disclosure deficiency is exacerbated by the fact that Lazard ultimately made contact with certain strategic buyers later in the process (although not many), without explanation as to why such contact was then acceptable.
     39. Moreover, the Proxy fails to disclose any details regarding the nature of the restrictions that the Company placed on the due diligence that the four strategic buyers were permitted to conduct. This information is significant to stockholders because it will lend clarity to the strategic buyers’ reasons for withdrawing from the process or, in the case of Strategic Buyer A, withdrawing from the process after submitting a proposal to acquire the Company in a cash and stock transaction.
     40. In addition, although the Proxy refers to Cap Z’s “earlier request” to hold discussions with lenders in an effort to explore the possibility of making an equity investment in any potential acquisition of the Company, the Proxy does not disclose when that request was made, to whom it

CONFIDENTIAL — FILED PURSUANT TO CONFIDENTIALITY AGREEMENT
was made, and what it was comprised of. The Proxy also fails to disclose whether Spass — a Cap Z director and Company Board member — had any involvement in making such request. Moreover, although the Proxy indicates that Cap Z had discussions with Goldman for the purpose of securing a post-Buyout equity interest, the Proxy entirely fails to confirm whether Cap Z ever obtained such an arrangement.
     41. Further, the Proxy discloses that a “subcommittee” of the Special Committee was formed which selected the Company’s financial and legal advisors. The Proxy, however, fails to disclose (i) why the subcommittee was formed; (ii) who served on it; (iii) the criteria that it used to select those advisors. This information is significant because it is presently unclear which of the Individual Defendants — who themselves have substantial conflicts of interest — served on the subcommittee in selecting the Company’s advisors, or why they were chosen to do so.
     42. Finally, the Proxy fails to adequately explain why the Individual Defendants are pursuing a going-private transaction when, according to Lazard, the Company’s “[d]isciplined approach to acquisitions has fueled top line growth . . . without compromising [its] margin improvement plan.” Indeed, as Lazard noted, the Company’s “acquisition strategy focused on [its] current footprint to facilitate cross-selling,” an approach that the Company may be unable to continue in the absence of a strategic, as opposed to a financial (i.e., private equity), transaction. In fact, the Proxy entirely fails to disclose why the Buyout is preferable to a transaction that would permit the Company’s public stockholders to retain an ownership interest in the Company.
USI’s Directors and Officers Will Reap Benefits from the Buyout
That Are Not Shared by USI’s Non-Insider Public Stockholders
     43. In exchange for enabling Goldman to acquire the Company at an inadequate price, the Company’s officers and directors, including the Individual Defendants, have secured benefits for themselves that differ in nature and degree from those that the Company’s public stockholders will

CONFIDENTIAL — FILED PURSUANT TO CONFIDENTIALITY AGREEMENT
receive from the Buyout. These benefits prevented the Company’s officers and directors, including the Individual Defendants, from making an independent and subjective determination of whether the Buyout is in the Company’s stockholders’ best interests.
     44. For example, as the Proxy suggests that the Individual Defendants (including Eslick) may acquire a presently-undisclosed equity interest in the Company in connection with the Buyout. Thus, even though ownership of the Company will change hands and public stockholders will be cashed-out in the process, Company insiders will have an opportunity to share in the Company’s future prospects in connection with the Buyout.
     45. Moreover, the Proxy indicates that members of the Company’s executive management team (including Elsick), as well as other insiders, are expected to continue their employment with the Company after the Buyout closes. However, even if they do not, certain of these insiders will receive substantial cash payments, as well as other benefits, in the event that they discontinue their employment, or their employment is terminated, under certain circumstances, including after a change-of-control (such as the Buyout presents). These “severance” payments, which are guaranteed under the executives’ employment agreements, amount to millions of dollars, with Eslick standing to bring home the “lion’s share” at more than $3.6 million.
     46. In addition, the stock-based interests that insiders hold will entitle them to take home millions of dollars, even though, as noted above, their employment with the Company will continue after the Buyout in most cases. For example, all of the Individual Defendants and members of the Company’s executive management team hold unvested options to purchase Company shares that will automatically vest at the close of the Buyout. These benefits alone total nearly $4 million, with Eslick taking home nearly $1.5 million. Likewise, any vested options that these insiders hold will be cashed-out — to the tune of nearly $14 million — with Eslick receiving more than $5.2 million alone. The restricted shares that they hold will also be exchanged for cash, totaling nearly $3 million, with

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Eslick again receiving the lion’s share, at more than $ 1.3 million. The aggregate amount of these disclosed financial benefits alone thus totals nearly $20 million — a figure that balloons even more so when the severance payments and/or undisclosed equity interests that these insiders may receive is considered.
     47. All of these benefits thus gave the Individual Defendants and other Company insiders incentive to (i) pursue a sale of the Company; and (ii) steer the transaction into Goldman’s hands when Goldman was the only one that made a formal offer, after the inferior sales process failed. Thus, it appears that the Individual Defendants did maximize value in connection with the Buyout —for themselves.
     48. Accordingly, the Company’s officers and directors, including the Individual Defendants, have supported the Buyout in order to secure substantial benefits for themselves that differ in nature and degree from those benefits that Plaintiff and the Company’s other public stockholders will receive.
The Individual Defendants and Others Were Conflicted By Virtue of Their
Business and Personal Relationships, Which the Proxy Fails to Disclose
     49. The Individual Defendants, including the members of the Special Committee, have innumerable conflicts of interest as a result of their longstanding business and personal ties that irremediably infected the sales process. These insiders also have significant ties to Lazard, Cap Z and Goldman, which also have ties to each other. A sampling of these conflicts, most of which were not disclosed in the Proxy (as noted below), is as follows:
▪	As of December 31, 2006, Goldman Sachs Group, Inc., a Goldman affiliate, owned nearly 1.2 million shares, or 2.38%, of a Lazard affiliate’s stock, worth almost $56 million. In addition, as of that date, Goldman’s Mid-Cap Value Fund owned 495,000 shares, or 1%, of that affiliate’s stock, worth nearly $23 million.

▪	A “significant portion” of Lazard’s $4.25 million fee is contingent on the consummation of the Buyout.

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▪	Defendants Spass and Wright both serve as directors of Universal American, having served in those capacities since July 1999 and June 1999, respectively.

▪	In January 1999, Universal American, in conjunction with Cap Z, acquired the six insurance subsidiaries that comprised Penn Corp. Financial Group, Inc’s Career Sales Division, for $175 million.

▪	Defendant Lytle served as the Chairman of Anthem, Inc. from October 1999 to May 2003. On or about October 30, 2001, Anthem conducted an initial public offering with Goldman (or an affiliate thereof) serving as its financial advisor.

▪	Defendant Atwell served on the Dolan Advisory Council for Fairfield University’s Charles F. Dolan School of Business with Kevin Shea, a Vice President for Goldman.

▪	Cap Z and Goldman were two of the three “cornerstone investors” of Westbridge Capital, a $140 million venture capital fund that was formed by three ex-Goldman professionals in 2000.

▪	Cap Z made a substantial investment in AJB Capital Management LP, an investment management company for which Goldman is a broker and administrator of the firm’s investments.

▪	Non-party Philip E. Larson, the Company’s Vice President of Operations, was a Cap Z partner and stands to gain substantial benefits in connection with the Buyout.
     50. Moreover, the Proxy completely fails to disclose any other as yet unidentified business or personal relationships between the Individual Defendants, as between each other, the Company’s executive officers, Lazard and/or Goldman. To the extent that such relationships do not completely vitiate the independence of the Individual Defendants — which they do — these relationships should be disclosed to stockholders prior to any vote on the Buyout.
The Individual Defendants Agreed to
A Grossly Inadequate Price for USI’s Shares
     51. The fact that the Individual Defendants conducted an inferior sales solicitation process further supports the conclusion that the Buyout consideration that Goldman has offered to

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USI stockholders is materially inadequate. Indeed, not only did the Individual Defendants’ failure to adequately “shop” the Company around to other interested parties enable Goldman to make an offer without comparison, but it also allowed the Individual Defendants to keep a tight lid on non-public information regarding USI’s operations and anticipated financial results — information that may have prompted prospective buyers to submit competing offers to acquire the Company.
     52. In fact, the Proxy indicates that when Lazard finally admitted strategic buyers into the process, the Company restricted their access to due diligence materials, while granting unfettered access to Goldman. This action ostensibly deprived these strategic buyers of the means to adequately analyze whether integrating the Company into their operations (to achieve certain cost savings and synergies) could be accomplished in an efficient manner — a concern that all of the strategic buyers appear to have attributed to their withdrawal from the process.
     53. Moreover, Eslick — who was not a member of the Special Committee — improperly directed the entire solicitation process, a role that was expressly reserved for the allegedly disinterested directors of the Special Committee. In fact, the entire process began with Sponsor A’s initiation of contact with Eslick regarding a potential transaction with the Company. Following that contact, Eslick met with virtually every potential buyer out of the Special Committee’s presence, including Goldman, with which Eslick “discuss[ed ] management’s possible participation in the proposed merger and certain issues regarding the merger agreement,” as the Proxy indicates.
     54. In addition, numerous times throughout the process, the Special Committee took its cues from Eslick, often soliciting his opinions and determining whether to pursue talks with a buyer as a result of whatever position he took. As such, in essence, the Special Committee appears to have virtually entirely delegated their duties to Eslick. The Individual Defendants — and especially the Special Committee — thus appear to have failed to discharge their duty of care to stockholders, insofar as they did not “proceed with a critical eye” in assessing the process.

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     55. Moreover, the analyses that Lazard performed call into question whether the consideration offered in connection with the Buyout is fair to USI stockholders, insofar as those analyses yielded a higher share price for the Company. For example, a DCF analysis that Lazard conducted in or about August 2006 pegged the Company’s value as high as $19.50 per share — far exceeding Goldman’s final offer of $17.00 per share. In fact, Goldman itself proposed to acquire the Company for between $17.00 and $19.00 per share as early as October 2006.
     56. Further, the “analyst forecast deal values” analysis that Lazard performed, which yielded a range of between $15.00 and $19.00 per share (and thus an average of $17.00), suggests that the Buyout offers no premium. Certain of Lazard’s other analyses, including its “leveraged buyout” analysis and its final DCF analysis, also support a higher price for the Company — between $17.50 and $18.00 per share, respectively.
     57. Finally, the Proxy’s description of the respective analyses that the financial advisors performed reveals material deficiencies in those analyses that must be corrected prior to any stockholder vote. For example, in its “public market trading” analysis, Lazard applied unreasonably low pricing multiples for the public companies that it considered in calculating a value for USI’s stock. These skewed multiples make USI’s value appear to be less than it actually is. However, because USI’s expected long-term growth rate is higher than all of the comparable companies selected by Lazard (except for Brown & Brown), USI’s premium growth rate should entitle its shareholders to a premium multiple. Instead, Lazard selected pricing multiples below the low end of the range suggested by the public comparables. Based on the information provided in the Proxy, USI’s enterprise value-to-2007E EBITDA1 multiple, for example, should range from 9.5 times to

[1]	EBITDA stand for “earnings before interest, taxes, depreciation and amortization”.

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10.0 times (9.5x to l0.0x). Applying this range of properly growth-adjusted EBITDA multiples results in indicated values for the Company’s common shares ranging from $18.00 to over $20.00 per share, versus the $17 per share offered by the Buyout.
     58. Moreover, Lazard ultimately relies only on EBITDA multiples in its analysis of USI using public comparables. However, when other pricing multiples are considered, such as those based on cash earnings per share (“Cash EPS”), USI’s indicated value is again reinforced as being above the $17.00 per share that Goldman has offered. As measured by relative dispersion, the Cash EPS multiples for the sample are more consistent than the EBITDA multiples and provide reliable indications of value. Lazard itself recognized the instructiveness and reliability of the Cash EPS multiples in an August 14, 2006 presentation, and incorporated such figures into its initial valuation. However, Lazard excludes values based on Cash EPS multiples in its final fairness presentation, as set forth in the Proxy. Considering the differences in expected long-term growth rates, USI is appropriately valued using 2007E Cash EPS multiples ranging from 13.0x to 15.0x. This indicates values for USI’s common shares of approximately $17.50 to $20.00 per share, versus the $17 per share offered in connection with the Buyout.
     59. Lazard also failed to make the proper valuation adjustment to correct the inherent apples-to-oranges nature of using public company pricing multiples to estimate USI’s control (or takeout) value. Public company multiples are calculated using public stock prices, which typically do not reflect the value of control. This is because the exchange trades that form the basis for stock prices (and therefore pricing multiples) involve small, non-controlling blocks of stock. As such, this principle forms the very basis for the control premiums that almost universally accompany takeover offers. Lazard’s own analysis of control premiums indicates that premiums of approximately 20% to 30% are typical for control transactions of public comparables. By making this control premium adjustment to USI’s historical trading prices, Lazard itself recognizes that control value is not

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reflected in USI’s historical share price. However, Lazard fails to make the same, necessary adjustment in its public comparables analysis. Having done so would have resulted in materially higher - i.e., 20% to 30% — indicated takeout values for USI’s shares.
     60. The next set of material errors in Lazard’s analyses relates to its DCF analysis. In performing an un-levered (or debt-free) DCF analysis, Lazard’s gross present value figure represents USI’s total capital (also known as its “enterprise value”), which is the value of USI’s net debt and the value of its equity. When converting enterprise value to equity value, customary valuation practice is to subtract the value of a company’s net debt (that is, the value of its debt minus any unrestricted cash or marketable securities held by the company). However, in its analysis, Lazard elected to subtract only the gross value of USI’s debt and failed to consider the value of the Company’s approximately $37 million in available cash and equivalents as of December 31,2006. Given approximately 60 million shares outstanding on a fully diluted basis, Lazard systematically undervalued USI’s common shares by approximately $0.60 per share in all of its DCF scenarios.
     61. Additionally, Lazard’s EBITDA exit multiples in its DCF analysis are conceptually and quantitatively inappropriate. An exit multiple is the multiple that would likely be fetched in a sale of a company at a future point in time. Like any multiple, an exit multiple is a one-period valuation model in which some measure of company performance — in this case EBITDA — is capitalized to estimate value at a single point in time. In this way, a pricing multiple can be thought of as a multi-period valuation model that is mathematically “collapsed” to a single term by holding constant certain assumptions of growth and risk. In the Proxy, Lazard admits that its EBITDA exit multiples are derived from the same flawed public comparables analysis detailed herein. As a result, the selected EBITDA multiples lack the necessary control value that would be reflected in a future sale of USI. However, precedent (control) transactions in an industry typically serve as a proxy for exit multiples in a DCF analysis. Lazard itself analyzed several representative transactions involving

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insurance brokerage firms, and its analysis indicates that control transaction involving similar companies have netted a median EBITDA multiple of 9.3x, versus the 7.0x to 8.5x applied by Lazard in its DCF analysis. Applying an average exit EBITDA multiple of 9.3x yields an indicated value for USI of approximately $20.50 per share using a midpoint discount rate of 10.0%.
Material Information Concerning the Fairness of the
Consideration Offered in the Buyout Is Omitted from the Proxy
     62. The Proxy omits material information concerning the analyses that Lazard conducted, all of which would be, and is, relevant to a stockholder’s decision to vote for or against the Buyout.
     63. For example, the Proxy does not disclose the financial projections upon which much of Lazard’s valuation analyses are based, including its public market trading analysis, DCF analysis and leveraged buyout analysis. However, by failing to disclose these figures, the Proxy’s descriptions of Lazard’s analyses are of little practical use to the Company’s public stockholders. Without the ability to assess these projections in light of available market and industry information, the Company’s stockholders must evaluate the adequacy of the Buyout in a vacuum. This information must be disclosed to stockholders prior to any vote on the Buyout in order to permit them to cast a fully informed vote.
     64. Moreover, because, as noted above, the sales process was restricted to only a handful of selected financial and strategic buyers, these financial projections were the only viable means by which potential acquirers could gain access to sufficient information on which to formulate a potentially superior acquisition proposal. With the concealment of these figures, potential buyers cannot possibly evaluate the Company sufficiently enough to formulate a competing or superior proposal — and thus the fairness of Goldman’s offer cannot be appropriately viewed in context with the offers of other prospective buyers.

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     65. Another related disclosure omission relates to the preparation of “private company projections,” as illustrated in an August 23,2006 Lazard presentation. These projections indicate that sales and profits growth expectations are decidedly higher for USI as a private company — such as if purchased by Goldman — than as a public company. In the context of negotiating a fair acquisition price, it is customary and usual to consider the value of a company to the buyer in addition to considering the value of a company to the seller. The table below compares the two sets of projections and the dramatic differences between the two:
[TABLE OMITTED]
     66. When the private company projections are used in place of the management projections (and holding constant other factors, such as a discount rate of 10% and an exit EBITDA multiple of 8.0x), the implied equity value per share rises from $17.33 to over $21.50 per share. Thus, according to Company management, the Company could be worth more than $21.50 per share to Goldman. This information would certainly influence the stockholders’ perception of the

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Buyout’s fairness. As a result, these projections should be disclosed so that shareholders may apply the necessary weight to them in their decision making process.
Material Information Concerning Lazard’s Analyses
is Omitted from the Proxy
     67. The Proxy fails to adequately disclose certain material information concerning the analyses that Lazard performed in connection with the Buyout. For example, although the Proxy indicates that Lazard performed a DCF analysis that yielded a price for the Company’s shares of between $15.00 and $18.00, internal documents that Lazard prepared indicate that a DCF analysis that Lazard performed in or about August 2006 yielded a price as high as $19.50. Significantly, that analysis was apparently performed before Goldman made its final offer of
$17.00 per share, at which point Lazard’s DCF analysis suspiciously came in at the lower range that is currently set forth in the Proxy. This information, together with an explanation of the discrepancy between the DCF analyses, should be provided to stockholders.
     68. Moreover, the Proxy indicates that Lazard “reviewed public information with respect to certain other companies in lines of business Lazard believed to be generally comparable to the businesses of the Company,” and that it “reviewed the financial terms of certain business combinations involving companies in lines of business Lazard believed to be generally comparable to those of the Company, and in other industries generally.” However, the Proxy does not contain any analyses of transactions that occurred in the insurance industry, nor does it reveal that Lazard specifically performed any such analyses. Instead, in connection with its “premiums paid analysis,” Lazard considered numerous transactions, with values between $500 million and $2 billion, across “the financial services industry [and] all industries .. . . .”
     69. However, an internal document that Lazard prepared in connection with the Buyout indicates that Lazard performed a “selected precedent insurance brokerage transactions” analysis that

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is missing from the Proxy. In performing such analysis, Lazard concluded that “none of such transactions are comparable to the contemplated merger” because of the size of the Buyout and “changes in insurance brokerage industry market conditions.” Stockholders are completely uninformed of the fact that Lazard performed this analysis, and, even though the Proxy indicates that Lazard analyzed transactions in comparable industries to USI’s — which presumably include the Company’s main industry, the insurance brokerage industry — the Proxy does not contain any such analysis. Stockholders should know why.
     70. Further, the Proxy fails to disclose critical information with respect to certain of the other analyses that Lazard performed, including, for example, the following:
▪	With respect to the “public market trading” analysis, the Proxy does not disclose the enterprise or other values that Lazard calculated — or considered — for the public companies that it surveyed.

▪	With respect to the “premiums paid” analysis, the Proxy does not set forth summary or other statistics on the transactions that Lazard considered in developing an implied per share equity reference range.

▪	With respect to the “leveraged buyout analysis,” the Proxy does not disclose any of the projections that Lazard considered.

▪	With respect to the “analyst forecast deal values” analysis, the Proxy does not identify the analysts whose reports Lazard considered or the criteria that Lazard used to select those analysts. Moreover, specific details regarding the reports considered are absent from the Proxy.
     71. All of this information is material to a stockholder in deciding whether to vote in favor of the Buyout, and its absence severely hampers the ability of the stockholders to consider Lazard’s analyses.
Lazard Has and Had Irremediable Conflicts of Interest
That Render Its Fairness Opinion Misleading to Stockholders
     72. Although the Proxy discloses that Lazard may have provided investment banking services to Goldman’s private equity funds, and may currently, it fails to disclose whether Lazard

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actually performed (or performs) any such services or even what those services were (or are). This information should be disclosed to stockholders so that they can determine for themselves whether Lazard was, and is, saddled with any conflicts of interest and, if so, what weight — if any — should be afforded to its opinion that the Buyout is fair to USI stockholders.
     73. Likewise, the fee that Lazard received in connection with the performance of any services for Goldman is also not disclosed. This information clearly affects the impartiality with which Lazard purportedly rendered its fairness opinion regarding the Buyout, but, without its disclosure, stockholders will not be in a position to gauge the credibility of the opinion.
     74. Moreover, a “significant portion” of Lazard’s $4.25 million fee is contingent on the consummation of the Buyout. As such, Lazard has an overwhelming incentive to favorably opine on the fairness of the Buyout.
     75. Additionally, as noted above, affiliates of Goldman have substantial stock-based interests in a Lazard affiliate.
The Merger Agreement Is Structured to Improperly
Compel Stockholders to Vote for Its Adoption
     76. The Merger Agreement is structured to improperly compel USI stockholders to vote for its adoption. For example, under the terms of the Merger Agreement, USI may be required to pay a termination fee of $41 million to Goldman if the Buyout does not go through under certain circumstances — nearly two times the amount of the fee that Goldman would have to pay to the Company under similar, yet corresponding, circumstances. This provision is thus clearly geared toward compelling stockholders to vote in favor of the Buyout, while at the same time discouraging potential buyers from pursuing an alternative transaction with the Company.

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DEFENDANTS’ FIDUCIARY DUTIES
     77. In accordance with their duties of loyalty, care and good faith, the Individual Defendants, as directors and/or officers of USI, are obligated to refrain from:
          (a) Participating in any transaction where the directors’ or officers’ loyalties are divided;
          (b) Participating in any transaction where the directors or officers receive or are entitled to receive a personal financial benefit not equally shared by the public stockholders of the corporation; and/or
          (c) Unjustly enriching themselves at the expense or to the detriment of the public stockholders.
     78. Plaintiff alleges herein that the Individual Defendants, separately and together, in connection with the sale of USI to Goldman, violated their fiduciary duties to Plaintiff and the other public stockholders of USI, including their duties of loyalty, good faith and independence, insofar as they stood on both sides of the transaction and engaged in self-dealing and obtained for themselves personal benefits, including personal financial benefits, not shared equally by Plaintiff or the Class.
     79. Because the Individual Defendants have breached their duties of loyalty, good faith and independence in connection with the sale of USI, the burden of proving the inherent or entire fairness of the Buyout, including all aspects of its negotiation and structure, is placed upon the Individual Defendants as a matter of law.
SELF-DEALING
     80. By reason of their positions with USI, the Individual Defendants are in possession of non-public information concerning the financial condition and prospects of USI, and especially the true value and expected increased future value of USI and its assets, which they have not disclosed to USI’s public stockholders. Moreover, despite their duty to maximize stockholder value, the

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defendants have clear and material conflicts of interest and are acting to better their own interests at the expense of USI’s public stockholders.
     81. The proposed sale is wrongful, unfair and harmful to USI’s public stockholders, and represents an effort by Defendants to aggrandize their own financial position and interests at the expense of and to the detriment of Class members. The Buyout is an attempt to deny Plaintiff and the other members of the Class their rights while usurping the same for Defendants’ benefit on unfair terms.
     82. In light of the foregoing, the Individual Defendants must, as their fiduciary obligations require:
▪	Withdraw their consent to the sale of USI and allow the shares to trade freely -without impediments, including termination fees.

▪	Act independently so that the interests of USI’s public stockholders will be protected, including, but not limited to, the retention of truly independent advisors and/or the appointment of a truly independent Special Committee.

▪	Adequately ensure that no conflicts of interest exist between Defendants’ own interests and their fiduciary obligation to maximize stockholder value or, if such conflicts exist, to ensure that all conflicts be resolved in the best interests of USI’s public stockholders.

▪	Fully and fairly disclose all material information to the Company’s stockholders.
CLASS ACTION ALLEGATIONS
     83. Plaintiff brings this action pursuant to CPLR 901, et seq., on behalf of itself and the Class, who are being and will be harmed by Defendants’ actions. Excluded from the Class are Defendants herein and any person, firm, trust, corporation or other entity related to or affiliated with any Defendant.
     84. This action is properly maintainable as a class action.

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     85. The Class is so numerous that joinder of all members is impracticable. As of February 27, 2007, the Company had approximately 58,476,786 shares of common stock issued and outstanding.
     86. There are questions of law and fact which are common to the Class and which predominate over questions affecting any individual Class member. The common questions include, inter alia, the following:
          (a) Whether Defendants have breached their fiduciary duties of undivided loyalty, independence or due care with respect to Plaintiff and the other members of the Class in connection with the Buyout;
          (b) Whether the Individual Defendants are engaging in self-dealing in connection with the Buyout;
          (c) Whether the Individual Defendants are unjustly enriching themselves and other insiders or affiliates of USI;
          (d) Whether Defendants have breached any of their other fiduciary duties to Plaintiff and the other members of the Class in connection with the Buyout, including the duties of good faith, diligence, candor and fair dealing;
          (e) Whether the Defendants, in bad faith and for improper motives, have impeded or erected barriers to discourage other offers for the Company or its assets; and
          (f) Whether Plaintiff and the other members of the Class would suffer irreparable injury were the transactions complained of herein consummated.
     87. Plaintiffs claims are typical of the claims of the other members of the Class and Plaintiff does not have any interests adverse to the Class.

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     88. Plaintiff is an adequate representative of the Class, has retained competent counsel experienced in litigation of this nature and will fairly and adequately protect the interests of the Class.
     89. The prosecution of separate actions by individual members of the Class would create a risk of inconsistent or varying adjudications with respect to individual members of the Class which would establish incompatible standards of conduct for the party opposing the Class.
     90. Plaintiff anticipates that there will be no difficulty in the management of this litigation. A class action is superior to other available methods for the fair and efficient adjudication of this controversy.
     91. Defendants have acted on grounds generally applicable to the Class with respect to the matters complained of herein, thereby making appropriate the relief sought herein with respect to the Class as a whole.
FIRST CAUSE OF ACTION
Breach of Fiduciary Duty of Due Care, Loyalty and Good Faith
Against the Individual Defendants
     92. Plaintiff incorporates each and every allegation set forth above as if fully set forth herein.
     93. The Individual Defendants have thus far failed to publicly announce or engage in an open bidding process or other procedures best calculated to maximize stockholder value. Instead of attempting to obtain the highest price reasonably available for USI’s stockholders, the Individual Defendants have taken actions that will only serve their own interests and the interests of Goldman while inhibiting the maximization of stockholder value.
     94. The Individual Defendants were, and are, under a duty to:

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          (a) Fully inform themselves of the market value of USI before taking, or agreeing to refrain from taking, action;
          (b) Act in the best interests of the equity owners;
          (c) Maximize stockholder value;
          (d) Obtain the best financial and other terms when the Company’s independent existence will be materially altered by a transaction; and
          (e) Act in accordance with their fundamental duties of good faith, fair dealing, due care and loyalty.
          95. By the acts, transactions and courses of conduct alleged herein, the Individual Defendants, individually and as part of a common plan and scheme, and/or in breach of their fiduciary duties to Plaintiff and the other members of the Class, are willfully, recklessly and wantonly implementing and abiding by a process that will deprive Plaintiff and other members of the Class of the true value of their investment in USI.
          96. USI stockholders will, if these Defendants’ actions are allowed to stand, be deprived of the opportunity to benefit from the substantial they may realize if Defendants are forced to negotiate in good faith with other interested suitors.
          97. By reason of the foregoing acts, practices and course of conduct, the Individual Defendants, in a willful, reckless and wanton manner, failed to exercise ordinary care and diligence in the exercise of their fiduciary obligations toward Plaintiff and the other USI public stockholders and were assisted, aided and abetted in that failure by defendant USI, which knowingly assisted Defendants’ wrongful acts.
          98. In light of the foregoing, Plaintiff demands that the Individual Defendants, as their fiduciary obligations require, immediately:

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          (a) Undertake an independent evaluation of USI’s worth as an acquisition candidate;
          (b) Rescind any and all agreements that inhibit the maximization of stockholder value, including, but not limited to, the Merger Agreement and any agreements to obtain employment for USI insiders;
          (c) Appoint a truly independent committee of persons so that the interests of USI’s public stockholders will be protected and any subsequent offers will be considered and negotiated in the interest of USI’s public stockholders; and
          (d) Negotiate, in good faith, with any interested third party, regarding the sale of USI.
          99. As a result of these Defendants’ failure to take such steps to date, Plaintiff and the other members of the Class have been and will be damaged in that they have been and will be prevented from obtaining a fair or adequate price for their interests.
          100. Defendants are not acting in good faith toward Plaintiff and the other members of the Class, and have breached and are continuing to breach their fiduciary duties to Plaintiff and the members of the Class.
          101. As a result of the Individual Defendants’ unlawful actions, Plaintiff and the other members of the Class will be irreparably harmed in that they will not receive fair value for the Company’s assets and business and will be prevented from obtaining the real value of their equity ownership in the Company. Unless the Individual Defendants’ actions are enjoined by the Court, the Individual Defendants will continue to breach or aid and abet the breach of their fiduciary duties owed to Plaintiff and the members of the Class, and will engage in a process that inhibits the maximization of stockholder value.

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          102. Plaintiff and the other members of the Class have no adequate remedy at law. Only through the exercise of this Court’s equitable powers can Plaintiff and the Class be fully protected from the immediate and irreparable injury which defendants’ actions threaten to inflict.
SECOND CAUSE OF ACTION
Breach of Fiduciary Duty of Candor
Against the Individual Defendants
          103. Plaintiff incorporates each and every allegation set forth above as if fully set forth herein.
          104. The Individual Defendants were and are under a duty to make sure that USI’s stockholders are provided full and complete disclosure concerning important matters which a reasonable stockholder would deem important under the circumstances, including any transaction that the Board may authorize or otherwise direct USI to engage in, such as the Buyout.
          105. By the acts, transactions and courses of conduct alleged herein, Defendants, individually and as part of a common plan and scheme and/or in breach of their fiduciary duties to Plaintiff and the other members of the Class, are attempting unfairly to deprive Plaintiff and other members of the Class of their ability to make an informed decision as to whether to vote in favor of or against the Buyout.
          106. Specifically, Defendants have breached their fiduciary duties to Plaintiff and the Class by omitting to disclose material financial information which a reasonable stockholder would deem important in deciding how to vote.
          107. USI’s stockholders will, if the Buyout is consummated, be deprived of the opportunity to make an educated and informed decision concerning whether to vote their shares in favor of the Buyout or not.

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          108. By reason of the foregoing acts, practices and course of conduct, Defendants have acted in a willful, wanton and reckless manner in failing to exercise of their fiduciary obligations toward Plaintiff and USI’s other public stockholders.
          109. As a result of the actions of Defendants, Plaintiff and the other members of the Class have been and will be damaged in that they have not and will not receive adequate and complete disclosure regarding the Buyout.
          110. Unless enjoined by this Court, Defendants will continue to breach their fiduciary duties owed to Plaintiff and the other members of the Class, and may consummate the Buyout and cause irreparable harm to the Class, as aforesaid.
          111. Plaintiff and the Class have no adequate remedy at law. Only through the exercise of this Court’s equitable powers can Plaintiff and the Class be fully protected from the immediate and irreparable injury which defendants’ actions threaten to inflict.
THIRD CAUSE OF ACTION
Aiding and Abetting the Individual Defendants’ Breaches of Fiduciary Duty
Against Defendants USI and Goldman
          112. Plaintiff incorporates each and every allegation set forth above as if fully set forth herein.
          113. Defendants USI and Goldman are sued herein as aiders and abettors of the breaches of fiduciary duties outlined above by the Individual Defendants, as members of the Board of USI.
          114. The Individual Defendants breached their fiduciary duties of good faith, loyalty, due care and candor to the Company’s stockholders by failing to:
          (a) Fully inform themselves of the market value of the Comapny before entering into the Merger Agreement;
          (b) Act in the best interests of the public stockholders of USI common stock;

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          (c) Maximize stockholder value;
          (d) Obtain the best financial and other terms when the Company’s independent existence will be materially altered by the Merger Agreement;
          (e) Act in accordance with their fundamental duties of good faith, due care and loyalty; and
          (f) Disclose all material information concerning the transaction to enable the Company’s stockholders to cast an informed vote on the Buyout
          115. Such breach of fiduciary duties could not and would not have occurred but for the conduct of Defendants USI and Goldman, who, therefore, aided and abetted such breaches via entering into the Merger Agreement.
          116. Defendants USI and Goldman knew that they were aiding and abetting the Individual Defendants’ breach of their fiduciary duties to the Company’s stockholders, and rendered substantial assistance to the Individual Defendants’ breach of those duties.
          117. As a result of these Defendants’ conduct of aiding and abetting the Individual Defendants’ breaches of fiduciary duties, Plaintiff and the other members of the Class have been and will be damaged in that they have been and will be prevented from obtaining a fair price for their shares and will not be able to cast informed vote with all material information concerning the Buyout.
          118. As a result of the unlawful actions of Defendants USI and Goldman, Plaintiff and the other members of the Class will be irreparably harmed in that they will not receive fair value for the Company’s assets and business, will be prevented from obtaining the real value of their equity ownership in the Company, and will be voting on the basis of inadequate and incomplete information concerning the Buyout. Unless the actions of these Defendants are enjoined by the Court, they will continue to aid and abet the Individual Defendants’ breach of their fiduciary duties

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owed to Plaintiff and the members of the Class, and will aid and abet a process that inhibits the maximization of stockholder value and the disclosure of material information.
          119. Unless enjoined by this Court, Defendants will continue to breach their fiduciary duties owed to Plaintiff and the other members of the Class, and may consummate the Buyout and cause irreparable harm to the Class, as aforesaid.
          120. Plaintiff and the Class have no adequate remedy at law. Only through the exercise of this Court’s equitable powers can Plaintiff and the Class be fully protected from the immediate and irreparable injury which defendants’ actions threaten to inflict.
PRAYER FOR RELIEF
          WHEREFORE, Plaintiff demands relief in her favor and in favor of the Class and against Defendants as follows:
          A. Declaring that this action is properly maintainable as a class action, appointing Plaintiff as Class Representative and appointing its counsel as Class Counsel;
          B. Declaring and decreeing that the Merger Agreement was entered into in breach of the fiduciary duties of the Defendants and is therefore unlawful and unenforceable;
          C. Enjoining Defendants, their agents, counsel, employees and all persons acting in concert with them from consummating the Buyout, unless and until the Company adopts and implements a procedure or process to obtain the highest possible price for stockholders;
          D. Directing the Individual Defendants to exercise their fiduciary duties to obtain a transaction which is in the best interests of USF’s stockholders;
          E. Imposing a constructive trust, in favor of Plaintiff, upon any benefits improperly received by Defendants as a result of their wrongful conduct, including any “change of control” benefits Defendants hope to gamer via the proposed sale of the Company;

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          F. Awarding Plaintiff the costs and disbursements of this action, including reasonable attorneys’ and experts’ fees; and
          G. Granting such other and further equitable relief as this Court may deem just and proper.

DATED: March 21, 2007	LERACH COUGHLIN STOIA GELLER
RUDMAN & ROBBINS LLP
SAMUEL H. RUDMAN
DAVID A. ROSENFELD
JOSEPH RUSSELLO

/s/ Samuel H. Rudman

SAMUEL H. RUDMAN

58 South Service Road, Suite 200
Melville, New York 11747
Telephone: 631/367-7100
631/367-1173 (fax)

ZIMMERMAN, LEVI & KORSINSKY, LLP
EDUARD KORSINSKY
39 Broadway, Suite 1601
New York, NY 10006
Telephone: (212) 363-7500
(212) 363-7171 (fax)

Attorneys for Plaintiff